Exhibit 10.15

Beam Therapeutics Inc.

September 25, 2019

Terry-Ann Burrell

Dear Terry-Ann,

This letter agreement (this “Agreement”) confirms the terms and conditions of your employment with Beam Therapeutics Inc. (the “Company”), effective as of the day prior to the date on which the Company becomes subject to the reporting obligations of Section 12 of the Securities Exchange Act of 1934, as amended (the “Effective Date”).

1. Position. Your position with the Company will be Chief Financial Officer (CFO). You agree to perform the duties of your position and such other duties as may be assigned to you from time to time by the Company. You will report to the President & CEO of the Company. You will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company and its affiliates and to abide by all policies, practices and procedures of the Company and all codes of ethics or business conduct applicable to your position, as in effect from time to time. As this is a full-time role, it is understood and agreed that you will not engage in additional employment, consulting or other business activities (whether full-time or part-time) without prior written consent.

2. Salary. The Company will pay you an annual base salary of $400,000 payable in accordance with the Company’s standard payroll schedule (“Base Salary”). This salary will be subject to periodic review and adjustments at the discretion of the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”).

3. Bonus Eligibility. You are eligible to receive an annual performance bonus with a target of 40% of your Base Salary. The actual amount of your annual performance bonus will be determined by the Committee in its discretion and will be subject to the Committee’s assessment of your performance, as well as business conditions at the Company. As a condition to receiving any such bonus, you must continue to be employed with the Company through the date that such bonus is to be paid. For 2019, your bonus is guaranteed in full and will not be subject to pro-ration.

4. Benefits; Expense Reimbursement; Commuter Expenses.

(a) You will be eligible to participate in such benefits programs as the Company shall maintain from time to time in accordance with the terms of such plans to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure.

(b) In accordance with the Company’s policies and procedures, you will be entitled to reimbursement of all reasonable and properly documented expenses incurred by you in the performance of your duties that are approved by the Company.

(c) The Company will not require you to relocate permanently to the Cambridge, Massachusetts area and shall reimburse you for all reasonable and properly documented commuting expenses and reasonable housing accommodations incurred by you in connection with your commute to Cambridge, Massachusetts from New York. The Company will also furnish you will short-term temporary housing for the first three (3) months of your employment with the Company. All payments contemplated by this Section 5(c) are subject to legally required tax withholdings. All taxable reimbursed expenses will be included in your income and will be grossed up accordingly.

5. Representation Regarding Other Obligations. As a condition of your employment, you entered into an Employee Non-Solicitation, Confidentiality and Assignment Agreement between you and the Company, dated June 24, 2019 (the “the Employee Non-Solicitation, Confidentiality and Assignment Agreement”), which shall remain in full force and effect following the Effective Date. You represent that you are not subject to any confidentiality, non-competition or other agreement that restricts your employment activities or that may affect the performance of your obligations to the Company under this Agreement. You further represent that you have not used and agree that you will not use or disclose on behalf of the Company any trade secret or other confidential or proprietary information of any previous employer or any other party without that party’s consent.

6. Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

7. Interpretation, Amendment and Enforcement. This Agreement and the Employee Non-Solicitation, Confidentiality and Assignment Agreement constitute the complete agreement between you and the Company, contain all the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company related to the subject matter of this Agreement, including the Offer Letter by and between you and the Company dated May 20, 2019, which as of the Effective Date shall terminate and be of no further force or effect. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this

Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by laws of the Commonwealth of Massachusetts, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts regarding any Dispute or any claim related to any Dispute.

8. Termination of Employment; Change in Control. It is understood that you are an “at-will” employee. Either you or the Company may terminate the employment relationship at any time and for any reason, with or without Cause or prior notice and without additional compensation to you, subject to the following:

(a) the Company may terminate your employment for Cause (as defined below) upon written notice to you effective immediately, in which case you will not be entitled to receive any form of payment other than your earned salary and accrued but unused vacation through your date of termination (the “Accrued Obligations”):

(b) you may terminate your employment voluntarily other than for Good Reason (as defined below) upon at least thirty (30) days’ prior written notice to the Company, in which case you will not be entitled to receive any form of payment other than the Accrued Obligations; and

(c) the Company may terminate your employment without Cause upon written notice to you effective immediately, provided and notwithstanding the foregoing, in the event that the Company terminates your employment without Cause, then, subject to you entering into and complying with a separation agreement and general release in a form provided by the Company that becomes fully effective (due to its timely execution and non-revocation) within sixty (60) days of the termination of your employment (such requirements, the “Release Requirements”), which may include noncompetition provisions consistent with the noncompetition provisions set forth in the Employee Non-Solicitation, Confidentiality and Assignment Agreement, in addition to Accrued Obligations, you will be entitled to: (i) payment of an amount equal to nine (9) months of your then Base Salary as of the date of termination, such amount to be paid in equal installments over a nine (9) month period after the date of your termination in accordance with the Company’s usual payroll practices and periods, and (ii) provided you timely elect and remain eligible for coverage pursuant to Part 6 of Title I of ERISA, or similar state law (collectively, “COBRA”), payment or reimbursement to you of an amount equal to monthly COBRA premiums at the same rate as the Company pays for active employees for you and your eligible dependents until the earlier of nine (9) months or the date you become eligible for coverage under a subsequent employer’s medical plan, subject to applicable COBRA terms and in compliance with applicable non-discrimination or other requirements under the Internal Revenue Code of 1986, as amended (the “Code”), the Patient Protection and Affordable Care Act, and the Health Care and Education Reconciliation Act (collectively the “Severance Payments”). In the interest of clarity, other than as provided in Section 5(d) hereof, in the event your employment is terminated as a result of your (1) death, (2) disability, (3) resignation, or (4) termination for Cause by the Company, you will be entitled to the Accrued Obligations but you will not be entitled to the Severance Payments or any other compensation.

(d) In the event that, within the twelve (12) month period that immediately follows or the thirty (30) day period immediately prior to a Change in Control (as defined below), your employment with the Company is terminated by the Company without Cause or as a result of your resignation for Good Reason, then subject to your compliance with the Release Requirements and in lieu of the Severance Payments, you will be entitled to: (1) an amount equal to twelve (12) months of your then Base Salary as of the date of termination, such amount to be paid in equal installments over a twelve (12) month period after the date of your termination in accordance with the Company’s usual payroll practices and periods; (2) an amount equal to your target annual performance bonus amount for the year your employment is terminated, payable within sixty (60) days following the last day of your employment; (3) provided you timely elect and remain eligible for COBRA coverage, payment or reimbursement to you of an amount equal to monthly COBRA premiums at the same rate as the Company pays for active employees for you and your eligible dependents until the earlier of twelve (12) months or the date you become eligible for coverage under a subsequent employer’s medical plan, subject to applicable COBRA terms and in compliance with applicable non-discrimination or other requirements under the Internal Revenue Code of 1986, as amended (the “Code”), the Patient Protection and Affordable Care Act, and the Health Care and Education Reconciliation Act (collectively, the “CIC Severance Payments”) and (4) immediate vesting of the then unvested portion of any outstanding equity awards then held by you (together with the CIC Severance Payments, the “CIC Severance Benefits”). In the interest of clarity, in the event your employment is terminated within the twelve (12) month period that immediately follows or the thirty (30) day period immediately prior to a Change in Control as a result of your resignation without Good Reason or termination for Cause by the Company, you will be entitled to the Accrued Obligations but you will not be entitled to the CIC Severance Benefits or any other compensation.

(e) For purposes of this Agreement:

“Cause” means: (i) your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in material harm to the Company; (ii) your commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, for thirty (30) days after written notice given to you by the Company describing such failure in reasonable detail; (iv) your gross negligence, willful misconduct or insubordination with respect to the Company that results in or is reasonably anticipated to result in harm to the Company; or (v) your material violation of any provision of any agreement between you and the Company, including this Agreement or any agreement relating to noncompetition, non-solicitation, nondisclosure and/or assignment of inventions.

“Change in Control” means (i) any sale of the equity securities of Company to any person or persons acting in concert after which the shareholders of the Company as of immediately prior to such sale in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); (ii) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction) or (iii) any other acquisition of the business of the Company, as determined by the Board in its sole discretion. For the avoidance of doubt, in no event shall (i) a bona fide equity or debt financing of the Company, including a financing in which greater than 50% of the Company’s outstanding equity securities are acquired by a third-party, or reorganization required to affect, or otherwise undertaken in connection with, an initial public offering or (ii) the acquisition of equity securities by parties not acting in concert in connection with any public offering of the equity securities of the Company or any affiliate of the Company, be deemed a “Change in Control” for purposes of this letter.

“Good Reason” means that you have complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties; (ii) a diminution in your Base Salary; or (iii) change of more than fifty (50) miles in the geographic location at which you provide services to the Company (each a “Good Reason Condition”). Notwithstanding the foregoing, a suspension of your responsibilities, authority and/or duties for the Company during any portion of a bona fide internal investigation or an investigation by regulatory or law enforcement authorities shall not be a Good Reason Condition. “Good Reason Process” shall mean that (i) you reasonably determine in good faith that a Good Reason Condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason Condition within thirty (30) days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) The Severance Payments or CIC Severance Payments, as applicable, shall commence within sixty (60) days after the date of termination of your employment hereunder and shall be made on the Company’s regular payroll dates; provided, however, that if the sixty- (60-) day period begins in one calendar year and ends in a second calendar year, the Severance Payments or CIC Severance Payments, as applicable, shall begin to be paid in the second calendar year. In the event a regular payroll period is missed between the date of the termination of your employment hereunder and first payment date, the first payment shall include a “catch up” payment.

9. Timing of Payments and Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1 (b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Code (“Section 409A”).

(b) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-l(i).

(c) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d) In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

10. Indemnification. The Company shall indemnify you and hold you harmless to the fullest extent provided under the Certificate of Incorporation and the By-Laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations to the Company, subject to the limitations and conditions set forth therein.

As of the date first written above, this Agreement will take effect as a binding agreement between you and the Company on the basis set forth above.

Very truly yours, BEAM THERAPEUTICS INC.

By:	/s/ John Evans
John Evans President & CEO

Accepted and agreed:

/s/ Terry-Ann Burrell	September 25, 2019
Terry-Ann Burrell	Date

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